Exhibit 10.18
November 17, 2004
Doug Sabella
Re:     Offer of Employment with Veraz Networks, Inc.
Dear Doug:
Veraz Networks, Inc. (the “Company”) is pleased to offer you employment as the Company’s President and Chief Executive Officer on the terms and conditions set forth in this letter agreement (the “Agreement”). If you agree to the terms and conditions set forth herein, please initial the bottom of each page and sign where indicated below. Your employment with the Company pursuant to this Agreement will begin on December 1, 2004 (the “Commencement Date”).
     1. Duties. You will be responsible for all aspects of the Company and shall perform such duties as are ordinary, customary and necessary in your role as the President and Chief Executive Officer. You will report directly to the Board of Directors of the Company (the “Board”). You shall devote your best efforts and your full business time, skill and attention to the performance of your duties. You will also be expected to adhere to the general employment policies and practices of the Company that may be in effect from time to time, except that when the terms of this Agreement conflict with the Company’s general employment policies or practices, this Agreement will control.
     2. Compensation. You will be paid an annual base salary of $250,000 per year, less applicable deductions and withholdings, to be paid semi-monthly in accordance with the Company’s payroll practices, as may be in effect from time to time.
     3. Benefits. The Company will provide you with medical, dental, life, supplemental life, disability benefits, sick leave, vacation and many other Company-sponsored programs on the same terms and conditions as such benefits are generally available to its executive officers. The Company may, from time to time, change these benefits. Additional information regarding these benefits is available for your review upon request.
     4. Stock Option. Upon Board approval, the Company will grant you a stock option to purchase a number of shares of the Company’s common stock (the “Shares”) that is equal to four percent (4%) of the capital stock of the Company calculated on a fully-diluted basis, which calculation shall mean the number of outstanding shares of the Company’s common stock, the number of outstanding shares of the Company’s preferred stock, and the number of shares issuable upon the exercise of all outstanding options and warrants or available for issuance under the Company’s equity incentive plans. The Shares shall be issued pursuant to the terms and conditions of the Company’s 2001 Equity Incentive Plan (the “Plan”) and the per share exercise
Initialed:       DS

Doug Sabella
January 10, 2003

price shall be the fair market value of the Company’s common stock on the date of grant as determined by the Board. The Shares shall vest over a four-year period, with one quarter (1/4) of the Shares vesting on the one year anniversary of your Commencement Date, and the remaining portion of the Shares vesting equally over the next 36 months of continuous service thereafter. Except as otherwise set forth herein, all terms, conditions and limitations of the Shares shall be governed by the Plan and related documents.
     5. Performance Bonuses. You will be eligible to receive an annual bonus of up to forty percent (40%) of your annual base salary which shall become payable upon the achievement of certain milestones mutually agreed upon by you and the Board. Such milestones shall be outlined in writing and agreed upon within forty-five (45) days of your Commencement Date.
     6. Board Seat. The Company shall cause you to be elected or appointed to the Board. You agree to immediately resign your position on the Board upon the termination of your employment as Chief Executive Officer for any reason, or upon the Company’s earlier request.
     7. Change of Control Termination. Subject to the terms and conditions set forth in this paragraph 7, if your employment with the Company is terminated by the Company without Cause (as defined herein) or you resign for Good Reason (as defined herein), and either such event occurs within twelve (12) months after a Change of Control (as defined herein), then, as of the date of termination, the vesting of one hundred percent (100%) of the Shares that remain subject to vesting shall be accelerated in full.
          (a) Change of Control. “Change of Control” shall mean the consummation of any one of the following events: (a) a sale, lease or other disposition of all or substantially all of the assets of the Company; (b) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, in which the shareholders of the Company immediately prior to such consolidation, merger or reorganization, own less than 50% of the Company’s outstanding voting power of the surviving entity (or its parent) following the consolidation, merger or reorganization or (c) any transaction (or series of related transactions involving a person or entity, or a group of affiliated persons or entities) in which in excess of fifty percent (50%) of the Company’s outstanding voting power is transferred (excluding (i) any consolidation or merger effected exclusively to change the domicile of the Company, or (ii) any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof).
          (b) Cause. For purposes of this Agreement, “Cause” shall mean one or more of the following: (a) Executive’s conviction of a felony; (b) Executive commission of any act of fraud with respect to the Company; (c) any intentional misconduct by Executive that has a materially adverse effect upon the Company’s business that is not cured by Executive within thirty (30) days of written notice given by the Company identifying such misconduct; (d) a breach by Executive of any of Executive’s fiduciary obligations as an officer of the Company that has a materially adverse effect upon the Company’s business that is not cured by Executive
Initialed:       DS

Doug Sabella
January 10, 2003

within thirty (30) days of written notice given by the Company identifying such breach; (e) Executive’s willful misconduct or gross negligence in performance of his duties hereunder, including Executive’s refusal to comply in any material respect with the legal directives of the Board so long as such directives are not inconsistent with Executive’s position and duties, that are not cured by Executive within thirty (30) days of written notice given by the Company identifying such misconduct or negligence.
          (c) Good Reason. For the purposes of this Agreement, “Good Reason” shall mean any one of the following events which occurs on or after the commencement of Executive’s employment without Executive’s consent: (i) any reduction of Executive’s then current annual base salary; (ii) any material diminution of the Executive’s duties, responsibilities, or authority to a level below that of an officer of the Company, excluding for this purpose (1) an isolated or inadvertent action not taken in bad faith which is remedied by the Company immediately after notice thereof is given by the Executive, and (2) any change in Executive’s title, duties, responsibilities or authority if Executive is given or retains other officer level duties within the Company; or (iii) any requirement that the Executive relocate to a work site more than twenty five (25) miles from the Company’s current location.
          (d) Release Requirements. To receive the Change of Control accelerated vesting benefits set forth above, you must (i) first sign and deliver to the Company a general release of claims, in a form acceptable to the Company, within sixty (60) days of the date your employment with the Company ends; and (ii) not be in breach of the Proprietary Information and Inventions Agreement at the time of the receipt of such benefits.
     8. Severance
          (a) Termination without Cause or Resignation for Good Reason. Subject to the terms and conditions set forth in this paragraph 8, in the event that the Company terminates you without Cause or you resign for Good Reason, the Company shall provide you with: (i) a lump sum payment equal to six (6) months of your base salary then in effect; and (ii) the payment of any and all bonuses that are due or payable at the time of such termination.
          (b) Release Requirements. To receive the Severance benefits set forth in this Section 8, you must (i) first sign and deliver to the Company a general release of claims, in a form acceptable to the Company, within sixty (60) days of the date your employment with the Company ends; and (ii) not be in breach of the Proprietary Information and Inventions Agreement at the time of such payment.
     9. Confidentiality Obligations.
          (a) Proprietary Information. As the President and Chief Executive Officer of the Company, you will be privy to extremely sensitive, confidential and valuable commercial information and trade secrets belonging to the Company, the use and disclosure of which information and secrets would greatly harm the Company. Accordingly, as a condition of your
Initialed:       DS

Doug Sabella
January 10, 2003

employment, you must sign and abide by the Company’s Employee Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit A.
          (b) Exclusive Property. You agree that all business procured by you and all Company-related business opportunities and plans made known to you while you are employed by the Company, shall remain the permanent and exclusive property of the Company.
          (c) No Adverse Business Activities. Throughout the term of your employment with the Company, you agree not to, directly or indirectly, without the prior written consent of the Company own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, executive, partner, employee, principal, agent, representative, consultant, licensor, licensee or otherwise with, any business or enterprise engaged in any business which is competitive with or which is reasonably anticipated to be competitive with the business of the Company (“Competitive Activity”). Notwithstanding the above, you will not be deemed to be engaged directly or indirectly in any Competitive Activity if you participate in any such business solely as a passive investor in up to one percent (1%) of the equity securities of a company or partnership, the securities of which are publicly traded. During your employment with the Company, you agree not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.
          (d) Nonsolicitation. Throughout your employment with the Company and for one (1) year thereafter, you agree not to, without first obtaining the prior written approval of the Company, directly or indirectly solicit, induce, persuade or entice, or attempt to do so, or otherwise cause, or attempt to cause, any employee, independent contractor, customer or prospective customer of the Company to terminate his, her or its employment, contracting or other business relationship with the Company to become an employee or independent contractor to, or customer of, any other person or entity.
     10. At-Will Employment. Your employment with Company will be “at-will.” This means that, subject to complying with any severance or vesting acceleration provisions set forth herein, either you or Company may terminate your employment at any time, with or without Cause or Good Reason, and with or without advance notice.
     11. Arbitration. Any dispute, controversy or claim arising out of or in respect of the terms of this Agreement (or its validity, interpretation or enforcement), the subject matter hereof or your employment relationship with the Company shall be settled by binding arbitration in the State of California before JAMS, in accordance with JAMS’ then-governing rules and procedures applicable to employment disputes. The JAMS arbitrator shall issue a written award setting forth his or her decision and the basis therefor. The Company shall bear all arbitration forum costs. Notwithstanding the foregoing, you or the Company shall each be free to seek injunctive relief in court if necessary to prevent irreparable harm pending the completion of any arbitration.
Initialed:DS

Doug Sabella
January 10, 2003

     12. Miscellaneous. This Agreement is the complete and exclusive statement of all of the terms and conditions of your employment with the Company, and supercedes and replaces any and all prior agreements or representations with regard to the subject matter hereof, whether written or oral. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified, amended or extended except in a writing signed by you and a duly authorized member of the Board. This Agreement is intended to bind and inure to the benefit of and be enforceable by you and the Company, and our respective successors, assigns, heirs, executors and administrators, except that you may not assign any of your duties or rights hereunder without the express written consent of the Company. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced as if such invalid, illegal or unenforceable provisions had never been contained herein. This Agreement and the terms of your employment with the Company shall be governed in all aspects by the laws of the State of California.
As required by law, this offer is subject to satisfactory proof of your right to work in the United States, and satisfactory completion of a Company-required background check.
Initialed:DS

Doug Sabella
January 10, 2003

We look forward to having you join us. If you wish to accept this offer under the terms and conditions described above, please sign and date this letter and return it to me. If you have any questions about this Agreement, please do not hesitate to call me to discuss our offer at your earliest convenience.
Best regards,
Veraz Networks, Inc.

/s/ Promod Haque Promod Haque
Chairman of the Board of Directors

Accepted and agreed:

/s/ Doug Sabella Doug Sabella

Date: 11/18/04
Initialed:  DS